PROMISSORY NOTE

$4,500,000.00	As of February __, 2011
New York, New York

FOR VALUE RECEIVED, the undersigned (the "Borrowers"), promise to pay to the order of Barry Honig and Michael Brauser (the "Lenders"), on January 31, 2012 the principal sum of four million five hundred thousand dollars ($4,500,000) in immediately available funds,together with compound interest at the annual rate of six percent (6%)to the date of payment.

This Note evidences the unpaid balance of the amount loaned pursuant to the Credit Facility Agreement of even date herewith among the Lenders and the Borrowers, together with any and all amendments thereto (the “Credit Agreement.  Unless otherwise defined herein, all terms used herein which are defined in the Credit Agreement shall have their respective meanings as therein defined.

The Borrowers shall have the right to prepay at any time, without premium or penalty, all or any portion of the principal indebtedness evidenced by this Note, together with all accrued interest on the outstanding principal balance to the date of such prepayment. Any prepayments shall be applied first to the payment of any unpaid interest and then to the last installment(s) hereunder of the repayment of principal.

The Borrowers hereby expressly waive presentment, demand, protest, notice of intention to accelerate, and other notice of any other kind in connection with this Note except as may be specified in the Credit Agreement.

The Borrowers agree to pay as part of the amount due hereunder, in addition to principal and interest, the Lenders’ fees and expenses incurred in enforcing this Note and in collecting the amounts due hereunder, including without limitation reasonable attorneys' fees and disbursements.

It is the express intention of the Lenders and the Borrowers that nothing contained in this Note shall require the Borrowers, or any other person or entity obligated under this Note, to pay any interest (before or after any default on any amount due hereunder) at a rate exceeding the maximum permissible rate, which means the rate that if exceeded could, under applicable law, result in civil or criminal penalties being imposed on the Lenders or result in the Lenders being unable to enforce payment or repayment of all or part of the principal of or the interest due or to become due hereunder. If the Borrowers should pay or the Lenders should collect or receive any interest in excess of the rate specified in the preceding sentence, such payment shall be deemed to be the property of the Borrowers in all regards, and shall be held in trust by the Lenders for the benefit of the Borrowers with interest accrued thereon from the date of receipt by the Lenders to the date of repayment to the Borrowers, at the overnight federal funds rate as determined in good faith by the Lenders.

This Note and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed wholly therein.

THE EMPIRE SPORTS & ENTERTAINMENT HOLDINGS CO.

By:
Name:
Title:

THE EMPIRE SPORTS & ENTERTAINMENT,CO.

By:
Name:
Title:

EXCXFUNDING CORP.

By:
Name:
Title:

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